Exhibit 4.1

BRIGHTROLL, INC.

2006 STOCK OPTION/STOCK ISSUANCE PLAN

(As amended and restated, effective August 7, 2013,

and reflecting May 2014 share pool increase)

ARTICLE ONE

GENERAL PROVISIONS

I. PURPOSE OF THE PLAN

This Plan is intended to promote the interests of the Company, by providing eligible persons employed by or serving the Company or any Subsidiary or Parent with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive for them to continue in such employ or service.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II. STRUCTURE OF THE PLAN

A. The Plan shall be divided into two separate equity programs:

(1) the Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock,

(2) the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered the Company (or any Parent or Subsidiary), and

(3) the Restricted Stock Unit Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted Restricted Stock Units to acquire shares of Common Stock.

B. The provisions of Articles One and Five shall apply to all equity programs under the Plan and shall accordingly govern the interests of all persons under the Plan.

III. ADMINISTRATION OF THE PLAN

A. The Board shall administer the Plan. However, any or all administrative functions otherwise exercisable by the Board may be delegated to the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

B. The Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding Award thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any Award issuance thereunder.

C. The Plan Administrator shall have full authority to determine, (1) with respect to the grants made under the Option Grant Program, which eligible persons are to receive such grants, the time or times when those grants are to be made, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding, (2) with respect to stock issuances made under the Stock Issuance Program, which eligible persons are to receive such issuances, the time or times when those issuances are to be made, the number of shares to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares and the consideration to be paid by the Participant for such shares, and (3) with respect to grants made under the Restricted Stock Unit Grant Program, which eligible persons are to receive such grants, the time or times when those grants are to be made, the number of shares to be covered by each such grant and the vesting schedule (if any) and the payout schedule applicable to the grants. Each option grant, stock issuance or restricted stock unit grant approved by the Plan Administrator shall be evidenced by the appropriate documentation.

IV. ELIGIBILITY

A. The persons eligible to participate in the Plan are as follows:

(1) Employees,

(2) members of the Board and the members of the board of directors of any Parent or Subsidiary, and

(3) independent contractors who provide services to the Company (or any Parent or Subsidiary).

V. STOCK SUBJECT TO THE PLAN

A. The shares issuable under the Plan shall be shares of authorized but unissued or reacquired shares of Common Stock. The maximum number of shares of Common Stock that may be issued and outstanding or subject to options outstanding under the Plan shall not exceed 17,906,290 shares. All of such shares may be issued in the form of Incentive Options.

B. Shares of Common Stock subject to outstanding options shall be available for subsequent issuance under the Plan to the extent (1) the options expire or terminate for any reason prior to exercise in full or (2) the options are cancelled in accordance with the cancellation-regrant provisions of Article Two. Unvested Shares issued under the Plan and subsequently repurchased by the Company, at a price per share not greater than the option exercise or direct issue price paid per share, pursuant to the Company’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent Award issuances under the Plan. Shares subject to Restricted Stock Units that are forfeited or terminate without being settled in shares of Common Stock shall be available for subsequent issuance under the Plan.

C. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (1) the maximum number and/or class of securities issuable under the Plan and (2) the number and/or class of securities and the exercise price per share, if applicable, in effect under each outstanding Award in order to prevent the dilution or enlargement of benefits thereunder. The adjustments determined by the Plan Administrator shall be final, binding and conclusive. In no event shall any such adjustments be made in connection with the conversion of one or more outstanding shares of the Company’s preferred stock into shares of Common Stock.

D. The grant of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

ARTICLE TWO

OPTION GRANT PROGRAM

I. OPTION TERMS

A. Exercise Price.

(1) The Plan Administrator shall fix the exercise price per share. However, (a) if the option is granted to a Ten Percent Stockholder, the exercise price per share shall not be less than 110% of the Fair Market Value per share of Common Stock on the date the option is granted and (b) if the option is granted to an Optionee who is not a Ten Percent Stockholder, the exercise price per share shall not be less than 85% of the Fair Market Value per share of Common Stock on the date the option is granted.

(2) The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Five and the documents evidencing the option, be payable in cash or check made payable to the Company. Should the Common Stock be registered under Section 12 of the 1934 Act at the time the option is exercised, then the exercise price (and any applicable withholding taxes) may also be paid as follows:

(a) in shares of Common Stock held for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(b) to the extent the option is exercised for Vested Shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions (i) to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Company by reason of such exercise and (ii) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B. Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option grant. However, no option shall have a term in excess of ten years measured from the option grant date.

C. Effect of Termination of Service.

(1) The following provisions shall govern the exercise of any options granted to the Optionee that remain outstanding at the time the Optionee’s Service ceases:

(a) Should the Optionee cease to provide Service to the Company for any reason other than the Optionee’s death, Disability or Misconduct, then each option shall be exercisable for the number of Option Shares which were Vested Shares at the time Optionee ceases to provide Service and shall remain exercisable until the earlier of (i) the close of business on the three month anniversary of the date the Optionee ceases to provide Service to the Company or (ii) the expiration date of the option.

(b) Should the Optionee cease to provide Service to the Company by reason of the Optionee’s death or Disability, then each option shall be exercisable for the number of Option Shares which were Vested Shares at the time Optionee ceases to provide Service and shall remain exercisable until the earlier of (i) the close of business on the 12 month anniversary of the date the Optionee ceases to provide Service to the Company or (ii) expiration date of the option.

(c) No additional vesting will occur after the date the Optionee ceases to provide Service to the Company, and the option shall immediately terminate on such date with respect to the Unvested Shares. Upon the expiration of any post-Service exercise period or (if earlier) upon the expiration date of the term of the option, the option shall terminate with respect to the Vested Shares.

(d) Should the Optionee’s Service be terminated for Misconduct or should the Optionee otherwise engage in Misconduct, then each outstanding option shall terminate immediately with respect to all shares.

(2) The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(a) extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service for such period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option, and/or

(b) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of Vested Shares for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested under the option had the Optionee continued in Service.

D. Stockholder Rights. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become the recordholder of the purchased shares.

E. Unvested Shares. The Plan Administrator shall have the discretion to grant options that are exercisable for Unvested Shares. Should the Optionee’s Service cease while the shares issued upon the early exercise of the Optionee’s option are still Unvested Shares, the Company shall have the right to repurchase any or all of those Unvested Shares at the lower of (1) the exercise price paid per share or (2) the Fair Market Value per share on the date the Optionee’s Service ceased. Once the Company exercises its repurchase right, the Optionee shall have no further stockholder rights with respect to those shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right. The Plan Administrator may not impose a vesting schedule upon any option grant or the shares of Common Stock subject to that option which is more restrictive than 20% per year vesting, with the initial vesting to occur not later than one year after the option is granted. However, such limitation shall not apply to options granted to individuals who are officers, managers, independent consultants or directors of the Company.

F. Limited Transferability of Options. An Incentive Option shall be exercisable only by the Optionee during his or her lifetime and shall not be assignable or transferable other than by will or by the laws of inheritance following the Optionee’s death. A Non-Statutory Option may be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s family (as defined in Rule 701 promulgated by the Securities and Exchange Commission) or to a trust established exclusively for one or more such family members or to the Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the Non- Statutory Option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. Notwithstanding the foregoing, the Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under the Plan, and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

G. Limits on Grants for Qualified Performance-Based Compensation. The Company may not issue options covering in the aggregate more than 500,000 shares of Common Stock to any one participant in any calendar year.

II. INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Five shall be applicable to Incentive Options. Options that are specifically designated as Non- Statutory Options shall not be subject to the terms of this Section II.

A. Eligibility. Incentive Options may only be granted to Employees.

B. Exercise Price. The exercise price per share shall not be less than 100% of the Fair Market Value per share of Common Stock on the grant date.

C. Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Company or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed $100,000. To the extent the Employee holds two or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

D. Failure to Qualify as Incentive Option. To the extent that any option governed by this Plan does not qualify as an Incentive Option by reason of the dollar limitation described in Section II.C. of this Article Two or for any other reason, such option shall be exercisable as a Non-Statutory Option under the federal tax laws.

E. Ten Percent Stockholder. If any Employee to whom an Incentive Option is granted is a Ten Percent Stockholder, then the option term shall not exceed five years measured from the date the option is granted and the exercise price shall not be less than 110% of the Fair Market Value of the Common Stock on the grant date.

III. CHANGE IN CONTROL

A. The shares subject to each option outstanding under the Plan at the time of a Change in Control shall automatically become Vested Shares, and each such option shall, immediately prior to the effective date of the Change in Control, become exercisable for all of the shares of Common Stock at the time subject to that option. However, the shares subject to an outstanding option shall not become Vested Shares on an accelerated basis if and to the extent: (1) such option is assumed by the successor corporation (or parent thereof), an equivalent option or right is substituted by such successor corporation (or parent thereof), or such option otherwise continues in full force and effect pursuant to the terms of the Change in Control transaction; (2) such option is to be replaced with a cash incentive program of the Company or any successor corporation which preserves the spread existing on the unvested option shares at the time of the Change in Control and provides for subsequent payout of that spread in accordance with the same vesting schedule applicable to those unvested option shares; or (3) the acceleration of such option is subject to other limitations imposed by the Plan Administrator.

B. All outstanding repurchase rights under the Option Grant Program shall also terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately become Vested Shares, in the event of any Change in Control, except to the extent: (1) those repurchase rights are assigned to the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction, (2) the property (including cash payments) issued with respect to Unvested Shares is to be held in escrow and released in accordance with the vesting schedule in effect for the Unvested Shares pursuant to the Change in Control transaction or (3) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator.

C. Immediately following the consummation of the Change in Control, all outstanding options shall terminate, except to the extent assumed by the successor corporation (or parent thereof), substituted with an equivalent option or right by such successor corporation (or parent thereof), or otherwise continued in effect pursuant to the terms of the Change in Control transaction.

D. Each option that is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Change in Control, had the option been exercised immediately prior to such Change in Control. Appropriate adjustments shall also be made to (1) the number and class of securities available for issuance under the Plan following the consummation of such Change in Control and (2) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same. To the extent the holders of the Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption of the outstanding options under this Plan, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control.

E. The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while such option remains outstanding, to structure one or more options so that the options shall become immediately exercisable and some or all of the shares subject to those options shall automatically become Vested Shares (and some or all of the repurchase rights of the Company with respect to the Unvested Shares subject to those options shall immediately terminate) upon the occurrence of a Change in Control or other specified event, or the Optionee’s Involuntary Termination within a designated period following a specified event. In addition, the Plan Administrator may provide that the Company’s outstanding repurchase rights with respect to some or all of the shares held by the Optionee at the time of a Change in Control or other specified event, or the Optionee’s Involuntary Termination following a specified event, shall immediately terminate on an accelerated basis, and the shares subject to those terminated rights shall become Vested Shares at that time.

F. The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable $100,000 limitation set forth in Section II.C. of Article Two is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the federal tax laws.

IV. CANCELLATION AND REGRANT OF OPTIONS

The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefor new options covering the same or different number of shares of Common Stock.

ARTICLE THREE

RESTRICTED STOCK UNIT GRANT PROGRAM

I. RESTRICTED STOCK UNIT TERMS

A. Vesting and Settlement.

(1) The Plan Administrator may grant Restricted Stock Units under the Restricted Stock Unit Grant Program on such terms and conditions and subject to such forfeiture restrictions as the Plan Administrator shall determine in its sole discretion, which Restricted Stock Units may vest and no longer remain subject to forfeiture in one or more installments over the Participant’s period of Service or upon attainment of specified performance objectives.

(2) Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock Units, or upon a Participant’s release from any terms, conditions and restrictions on Restricted Stock Units, as determined by the Plan Administrator, the Restricted Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Restricted Stock Units, in cash or a combination of cash and shares of Common Stock. Any fractional shares subject to such Restricted Stock Units shall be paid to the Participant in cash.

(3) Should the Participant cease to remain in Service while holding one or more unvested Restricted Stock Units or should the performance objectives for such Restricted Stock Units not be attained, then the Company shall have the right to require forfeiture of such unvested Restricted Stock Units. Should the Participant’s Service be terminated for Misconduct or should the Participant otherwise engage in Misconduct, then each outstanding Restricted Stock Unit, whether vested or unvested, shall terminate immediately, unless the Plan Administrator determines otherwise. The terms upon which such forfeiture of unvested Restricted Stock Units shall occur shall be established by the Plan Administrator and set forth in the document evidencing the Restricted Stock Units.

(4) The Plan Administrator, in its sole discretion, may waive the vesting or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock Units under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

B. Limited Transferability of Restricted Stock Units. Unless the Plan Administrator permits otherwise, Restricted Stock Units shall not be assignable or transferable other than by will or the laws of descent and distribution following the Participant’s death. Notwithstanding the foregoing, the Participant may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding vested Restricted Stock Units under the Plan, and such vested Restricted Stock Units shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Participant’s death while holding those vested Restricted Stock Units. Such beneficiary or beneficiaries shall take the transferred vested Restricted Stock Units subject to all the terms and conditions of the applicable document evidencing such vested Restricted Stock Units, including (without limitation) the time period during which the vested Restricted Stock Unit shall remain eligible for settlement in shares or other property, as set forth in the document evidencing such Restricted Stock Units.

C. Stockholder Rights. The holder of Restricted Stock Units shall have no stockholder rights with respect to the shares subject to the Restricted Stock Units until shall person shall have been issued shares of Common Stock upon settlement of such Restricted Stock Units and become the recordholder of such shares.

II. Change in Control

A. Unless the document evidencing Restricted Stock Units provides otherwise, Restricted Stock Units shall not accelerate in vesting and applicable forfeiture provisions shall not lapse in the event of a Change in Control. In the event of a Change in Control, (i) Restricted Stock Units may be assumed by a successor corporation (or parent thereof), equivalent restricted stock units may be substituted by such successor corporation (or parent thereof), or such Restricted Stock Units may otherwise continue in full force and effect pursuant to the terms of the Change in Control transaction, or (ii) Restricted Stock Units may be replaced with a cash incentive program of the Company or any successor corporation (or parent thereof) that preserves the value of such Restricted Stock Units at the time of the Change in Control and provides for subsequent payout of that value in accordance with the same vesting schedule applicable to the Restricted Stock Units. Any Restricted Stock Units that are not vested as of the effective date of the Change in Control and not assumed, substituted or replaced shall automatically terminate immediately prior to the effective date of the Change in Control.

B. The provisions of Section III.C., Section III.D. and Section III.E. of Article II shall also apply to Restricted Stock Units.

ARTICLE FOUR

STOCK ISSUANCE PROGRAM

I. STOCK ISSUANCE TERMS

A. Purchase Price.

(1) The Plan Administrator shall fix the purchase price per share. However, if shares are issued under the Stock Issuance Program to a Ten Percent Stockholder, then the purchase price per share shall not be less than 100% of the Fair Market Value per share of Common Stock on the date of issuance or (b) if shares are issued under the Stock Issuance Program to a Participant who is not a Ten Percent Stockholder, then the purchase price per share shall not be less than 85% of the Fair Market Value per share of Common Stock on the date of issuance.

(2) Shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration, which the Plan Administrator may deem appropriate in each individual instance:

(a) cash or check made payable to the Company,

(b) past services rendered to the Company (or any Parent or Subsidiary), or

(c) a promissory note to the extent permitted by Section I of Article Five.

B. Vesting Provisions.

(1) Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be Vested Shares or may vest in one or more installments over the Participant’s period of Service or upon attainment of specified performance objectives. The Plan Administrator may not impose a vesting schedule upon any shares of Common Stock issued under the Stock Issuance Program which is more restrictive than 20% per year vesting, with the initial vesting to occur not later than one year after the shares are issued.

However, such limitation shall not apply to shares issued to individuals who are officers, managers, independent consultants or directors of the Company.

(2) Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s Unvested Shares by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration shall be issued subject to (a) the same vesting requirements applicable to the Participant’s Unvested Shares treated as if acquired on the same date as the Unvested Shares and (b) such escrow arrangements as the Plan Administrator shall deem appropriate.

(3) The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

(4) Should the Participant cease to remain in Service while holding one or more Unvested Shares issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such Unvested Shares, then the Company shall have the right to repurchase the Unvested Shares at the lower of (a) the purchase price paid per share or (b) the Fair Market Value per share on the date Participant’s Service ceased or the performance objective where not attained. The terms upon which such repurchase right shall be exercisable shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

(5) The Plan Administrator may in its discretion waive the surrender and cancellation of one or more Unvested Shares (or other assets attributable thereto) which would otherwise occur upon the non-completion of the vesting schedule applicable to those shares. Such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s Service ceases or he or she attains the applicable performance objectives.

II. CHANGE IN CONTROL

A. Upon the occurrence of a Change in Control, all outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately become Vested Shares, except to the extent: (1) those repurchase rights are assigned to the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction, (2) the property (including cash payments) issued with respect to the Unvested Shares is held in escrow and released in accordance with the vesting schedule in effect for the Unvested Shares pursuant to the terms of the Change in Control transaction, or (3) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator.

B. The Plan Administrator shall have the discretionary authority, exercisable either at the time the Unvested Shares are issued or any time while the Company’s repurchase rights with respect to those shares remain outstanding, to provide that those rights shall automatically terminate in whole or in part on an accelerated basis, and some or all of the shares of Common Stock subject to those terminated rights shall immediately become Vested Shares, in the event of a Change of Control or other event or the Participant’s Service is terminated by reason of an Involuntary Termination within a designated period following a Change in Control or any other specified event.

ARTICLE FIVE

MISCELLANEOUS

I. FINANCING

The Plan Administrator may permit any Optionee or Participant to pay the option exercise price under the Option Grant Program or the purchase price for shares issued under the Stock Issuance Program by delivering a full-recourse, interest bearing promissory note payable in one or more installments and secured by the purchased shares. In no event may the maximum credit available to the Optionee or Participant exceed the sum of (A) the aggregate option exercise price or purchase price payable for the purchased shares (less the par value of those shares) plus (B) any applicable income and employment tax liability incurred by the Optionee or the Participant in connection with the option exercise or share purchase.

II. FIRST REFUSAL RIGHTS

The Company shall have the right of first refusal with respect to any proposed disposition by the Optionee or Participant (or any successor in interest) of any shares of Common Stock issued under the Plan. Such right of first refusal shall be exercisable and lapse in accordance with the terms established by the Plan Administrator and set forth in the document evidencing such right.

III. SHARE ESCROW/LEGENDS

Unvested Shares may, in the Plan Administrator’s discretion, be held in escrow by the Company until the Unvested Shares vest or may be issued directly to the Participant or Optionee with restrictive legends on the certificates evidencing the fact that the Participant or Optionee does not have a vested right to them.

IV. EFFECTIVE DATE AND TERM OF PLAN

A. The Plan is effective as of the Plan Effective Date, but no option granted under the Plan may be exercised, and no shares shall be issued under the Plan, until the Company’s stockholders approve the Plan. If such stockholder approval is not obtained within 12 months after the date of the Board’s adoption of the Plan, then all options previously granted under the Plan shall terminate, and no further options shall be granted and no shares shall be issued under the Plan. Subject to such limitation, the Plan Administrator may grant Awards and issue shares under the Plan at any time after the effective date of the Plan and before the date fixed herein for termination of the Plan.

B. The Plan shall terminate upon the earlier of (1) ten years after the Plan Effective Date or (2) termination of the Plan by the Board. All options, Restricted Stock Units and unvested stock issuances outstanding at the time of the termination of the Plan shall continue in effect in accordance with the provisions of the documents evidencing those options, Restricted Stock Units or stock issuances.

V. AMENDMENT OR TERMINATION OF THE PLAN

A. The Board shall have complete and exclusive power and authority to amend or terminate the Plan or any Awards made thereunder in any or all respects. However, no such amendment or termination shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or termination. In addition, certain amendments, including amendments that increase the share reserve or change the class of individuals eligible to receive grants pursuant to the Plan, may require stockholder approval pursuant to applicable laws and regulations.

B. Options may be granted under the Option Grant Program, Restricted Stock Units may be granted under the Restricted Stock Unit Grant Program and shares may be issued under the Stock Issuance Program which are in each instance in excess of the number of shares of Common Stock then available for issuance under the Plan, provided any excess shares actually issued under those programs shall be held in escrow until there is obtained stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under the Plan. If such stockholder approval is not obtained within 12 months after the date the first such excess grants or issuances are made, then (1) any unexercised options or Restricted Stock Units granted on the basis of such excess shares shall terminate and (2) the Company shall promptly refund to the Optionees and the Participants the exercise or purchase price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically cancelled.

VI. USE OF PROCEEDS

Any cash proceeds received by the Company from the sale of shares of Common Stock under the Plan shall be used for any corporate purpose.

VII. WITHHOLDING

The Company’s obligation to deliver shares of Common Stock upon the exercise of any options granted under the Plan or upon the issuance or vesting of any shares issued under the Plan shall be subject to the satisfaction of all applicable income and employment tax withholding requirements.

VIII. REGULATORY APPROVALS

A. The implementation of the Plan, the granting of any options or Restricted Stock Units under the Plan and the issuance of any shares of Common Stock upon the exercise or settlement of any option or Restricted Stock Unit or under the Stock Issuance Program shall be subject to (1) the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options and Restricted Stock Units granted under it and the shares of Common Stock issued pursuant to it and (2) compliance by the Company and each Optionee and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any applicable stock exchange or quotation system on which the Common Stock may be traded at the time of such exercise and issuance.

B. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the granting of any options or Restricted Stock Units under the Plan and the issuance of any shares of Common Stock under any option or Restricted Stock Unit or under the Stock Issuance Program shall relieve the Company of any liability with respect to the non-grant of any option or Restricted Stock Unit or the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained.

IX. NO EMPLOYMENT OR SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

X. FINANCIAL INFORMATION

To the extent required by applicable law, the Company shall deliver a balance sheet and an income statement at least annually to each Optionee and Participant, unless such individual is a key Employee whose duties in connection with the Company (or any Parent or Subsidiary) assure such individual access to equivalent information.

XI. SHARE RESERVE

The maximum number of shares of Common Stock that may be issued over the term of the Plan together with the total number of shares of Common Stock provided for under any stock bonus or similar plan of the Company shall not exceed 30% of the then outstanding shares (on an as if converted basis) of the Company unless a percentage higher than 30% is approved by at least 2/3 of the outstanding shares of the Company entitled to vote on such matter.

XII. DEFINITIONS

The following definitions shall be in effect under the Plan:

A. “Award” shall mean an option to purchase shares of Common Stock granted under the Option Grant Program, shares of Common Stock issued pursuant to the Stock Issuance Program, or Restricted Stock Units granted pursuant to the Restricted Stock Unit Grant Program.

B. “Board” shall mean the Company’s Board of Directors.

C. “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(1) a stockholder-approved merger, consolidation or other reorganization in which securities representing more than 50% of the total combined voting power of the Company’s outstanding securities become beneficially owned, directly or indirectly, by a person or related group of persons (other than a person or related group of persons that, immediately prior to such transaction, directly or indirectly controlled, was controlled by, or was under common control with, the Company);

(2) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets to any person or related group of persons (other than a person or related group of persons that, immediately prior to such transaction, directly or indirectly controlled, was controlled by, or was under common control with, the Company); or

(3) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13-d3 of the 1934 Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities from a person or persons other than the Company.

In no event shall any public offering of the Company’s securities be deemed to constitute a Change in Control.

D. “Code” shall mean the Internal Revenue Code of 1986, as amended.

E. “Committee” shall mean a committee of one or more Board members appointed by the Board to exercise one or more administrative functions under the Plan.

F. “Common Stock” shall mean the Company’s common stock.

G. “Company” shall mean BrightRoll, Inc.,* a Delaware corporation, or the successor to all or substantially all of the assets or the voting stock of BrightRoll, Inc. if such successor has assumed the Plan.

H. “Disability” shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that is expected to result in death or has lasted or can be expected to last for a continuous period of 12 months or more.

I. “Employee” shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

*	The name of the Company was changed from AdRoll, Inc. to BrightRoll, Inc. effective as of December 18, 2006.

J. “Exercise Date” shall mean the date on which the option has been exercised in accordance with the applicable option documentation.

K. “Fair Market Value” per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(1) If the Common Stock is at the time listed on the Nasdaq Stock Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq Stock Market and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(2) If the Common Stock is at the time listed on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(3) If the Common Stock is at the time neither listed on any stock exchange or the Nasdaq Stock Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

L. “Incentive Option” shall mean an option that satisfies the requirements of Code Section 422.

M. “Involuntary Termination” shall mean the termination of the Service of any individual which occurs by reason of:

(1) such individual’s involuntary dismissal or discharge by the Company (or any Parent or Subsidiary) for reasons other than Misconduct, or

(2) such individual’s voluntary resignation within 30 days following (A) a change in his or her position with the Company (or any Parent or Subsidiary) which materially reduces his or her duties and responsibilities, (B) a reduction in his or her base salary by more than 15%, unless the base salaries of all similarly situated individuals are reduced by the Company or any Parent or Subsidiary employing the individual, or (C) a relocation of such individual’s place of employment by more than 50 miles, provided and only if such change, reduction or relocation is effected without the individual’s consent.

N. “Misconduct” shall mean:

(1) the individual’s financial dishonesty, including, without limitation, misappropriation or embezzlement of the funds or property of the Company or any Parent or Subsidiary, falsification of any documents or records of the Company or any Parent or Subsidiary or any knowing attempt by the individual to take any business or business opportunities of the Company or any Parent or Subsidiary without the informed, written approval of the Board;

(2) the individual’s improper use or disclosure of the confidential or proprietary information of the Company or any Parent or Subsidiary;

(3) any action by the individual that is intended to have a detrimental effect, or actually has a material detrimental effect, on the reputation or business of the Company or any Parent or Subsidiary;

(4) the individual’s failure or inability to perform any reasonable assigned duties for the Company or any Parent or Subsidiary after such company has provided the individual adequate notice of, and has given the individual a reasonable opportunity to cure, such failure or inability;

(5) the individual’s performance of reasonable assigned duties in a reckless or intentionally poor manner or with bad faith;

(6) any breach by the individual of any material term contained in his or her employment or other agreement, if any, between the individual and the Company, any Parent or Subsidiary, which breach is not cured pursuant to the terms of such agreement;

(7) the individual’s conviction (including any plea of guilty or nolo contendere) of any felony, any misdemeanor involving dishonesty or fraud, or any other criminal act that impairs or could impair the individual’s ability to perform his or her duties, or

(8) the individual’s violation of the material written policies, including, without limitation, policies on equal employment opportunity and prohibition of unlawful harassment, of the Company or any Parent or Subsidiary.

The foregoing definition shall not in any way preclude or restrict the right of the Company (or any Parent or Subsidiary) to discharge or dismiss any Optionee, Participant or other person in the Service of the Company (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

O. “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

P. “Non-Statutory Option” shall mean an option that does not satisfy the requirements of Code Section 422.

Q. “Option Grant Program” shall mean the option grant program in effect under the Plan.

R. “Optionee” shall mean any person to whom an option is granted under the Plan.

S. “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

T. “Participant” shall mean any person who is issued shares of Common Stock under the Stock Issuance Program or who is issued Restricted Stock Units under the Restricted Stock Unit Grant Program.

U. “Plan” shall mean the BrightRoll, Inc. 2006 Stock Option/Stock Issuance Plan, as set forth in this document.

V. “Plan Administrator” shall mean either the Board or the Committee acting in its capacity as administrator of the Plan.

W. “Plan Effective Date” shall mean July 7, 2006, the date the Board adopted the Plan.

X. “Restricted Stock Unit” shall mean an award denominated in units of Common Stock granted under the Restricted Stock Unit Grant Program.

Y. “Restricted Stock Unit Grant Program” shall mean the Restricted Stock Unit grant program in effect under the Plan.

Z. “Service” shall mean the provision of services to the Company (or any Parent or Subsidiary) by a person in the capacity of an Employee, a member of the board of directors or an independent contractor, except to the extent otherwise specifically provided in the documents evidencing the option grant.

AA. “Short Term Federal Rate” shall mean the federal short-term rate in effect under Section 1274(d) of the Code for the period the shares were held in escrow.

BB. “Stock Issuance Agreement” shall mean the agreement entered into by the Company and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

CC. “Stock Issuance” Program shall mean the stock issuance program in effect under the Plan.

DD. “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

EE. “Ten Percent Stockholder” shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent of the total combined voting power of all classes of stock of the Company (or any Parent or Subsidiary).

FF. “Unvested Shares” shall mean shares of Common Stock have not vested in accordance with the vesting schedule applicable to those shares or any special vesting acceleration provisions and which are subject to the Company’s repurchase right.

GG. “Vested Shares” shall mean shares of Common Stock which have vested in accordance with the vesting schedule applicable to those shares or any special vesting acceleration provisions and which are no longer subject to the Company’s repurchase right.